Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Packaging Corporation of America (Form S-3 No. 333-191713, Form S-8 No. 333-179620 and Form S-8 No. 333-159576) of our report dated February 28, 2014, except for Note 2, as to which the date is May 9, 2014, with respect to the consolidated financial statements and schedule of Packaging Corporation of America and of our report dated February 28, 2014 on the effectiveness of internal control over financial reporting of Packaging Corporation of America, incorporated by reference in this Current Report on Form 8-K/A of Packaging Corporation of America dated September 2, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

September 2, 2014